Exhibit 10.11

OMEGA THERAPEUTICS, INC.

PACIFIC WESTERN BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of March 9, 2018, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”) and OMEGA THERAPEUTICS, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2    Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting and recording stock compensation expense, subject to normal year-end adjustments and without all required footnotes). The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1    Credit Extensions.

(a)    Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)    Term Loan.

(i)    Subject to and upon the terms and conditions of this Agreement, (x) Bank shall make a Term Loan to Borrower in an aggregate principal amount not to exceed Eight Million Dollars ($8,000,000), consisting of Tranche I and Tranche II, (y) Tranche I shall be funded on or about the Closing Date, and (z) Tranche II shall be funded upon satisfaction of the conditions set forth in Section 3.2 hereof not later than 18 months from the Closing Date. The proceeds of the Term Loan shall be used for general working capital purposes and for capital expenditures.

(ii)    Interest shall accrue from the date of a Term Loan is made at the rate specified in Section 2.2(a), and shall be payable monthly beginning on the ninth (9th) calendar day of the month in which the Term Loan is made, and continuing on the same calendar day of each month therereafter. Borrower shall repay the balance of the Term Loan that is outstanding on the date that is 18 months from the Closing Date, in 30 equal monthly installments of principal, plus all accrued interest, beginning on the date that is 19 months from the Closing Date, and continuing on the same day of each month thereafter through the Maturity Date, at which time all amounts due in connection with the Term Loan and any other amounts due under this Agreement shall be immediately due and payable. Borrower may prepay all or any part of the Term Loan without penalty or premium, but may not reborrow any amount, once repaid.

(iii)    When Borrower desires to obtain a Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission or email to be received no later than 3:30 p.m. Eastern time three (3) Business Days before the day on which the Term Loan is to be made. Such notice shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. The notice shall be signed by an Authorized Officer. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance.

(c)    Usage of Credit Card Services Under Credit Card Line.

(i)    Usage Period. Subject to and upon the terms and conditions of this Agreement, at any time through the Credit Card Maturity Date, Borrower may use the Credit Card Services (as defined below) in amounts and upon terms as provided in this Section.

(ii)    Credit Card Services. Subject to and upon the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard e-commerce merchant account services from Bank (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Line. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(iii)    Collateralization of Obligations Extending Beyond Maturity. If Borrower has not cash secured its obligations with respect to any Credit Card Services by the Credit Card Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Credit Card Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Credit Card Services are outstanding or continue.

2.2    Interest Rates, Payments, and Calculations.

(a)    Interest Rate. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a floating annual rate equal to the greater of (i) 0.75% above the Prime Rate then in effect and (ii) 5.00%.

(b)    Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)    Payments. Interest shall be due and payable on the ninth (9th) calendar day of each month during the term hereof. Borrower authorizes Bank to, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against first, deposit account number XXXX and, second, if insufficient funds remain in such account, any of Borrower’s other deposit accounts, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.3    Crediting Payments. Unless an Event of Default exists and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 5:30 p.m. Eastern Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4    Fees. Borrower shall pay to Bank the following:

(a)    Facility Fee. None.

(b)    Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.5    Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit

Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations), Borrower may terminate this Agreement upon three (3) Business Days written notice to Bank. Following such payment in full in cash of the Obligations (other than inchoate indemnity obligations), at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its Liens in the Collateral and Bank shall promptly take such action reasonably requested by Borrower, at Borrower’s sole cost and expense, in order to cause such Liens to be terminated of record (including by filing UCC-3 or similar termination statements with respect to such Liens), and all rights therein shall revert to Borrower.

3.	CONDITIONS OF LOANS.

3.1    Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a)    this Agreement;

(b)    an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)    a financing statement (Form UCC-1);

(d)    a completed Loan Advance Form;

(e)    payment of the Bank Expenses then due specified in Section 2.5, which may be debited from any of Borrower’s accounts with Bank;

(f)    current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g)    Borrower-prepared consolidated and consolidating balance sheets, income statements, and statements of cash flows for the most recently ended month and fiscal year in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(h)    current Compliance Certificate in accordance with Section 6.2;

(i)    evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Bank,

(j)    a Warrant;

(k)    a Borrower Information Certificate;

(l)    Borrower shall have opened and funded not less than $50,000 in deposit accounts held with Bank; and

(m)    such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2    Conditions Precedent to Tranche II. The obligation of Bank to lend Tranche II to Borrower is contingent upon Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions:

(a)    timely receipt by Bank of the Loan Advance/Paydown Request Form;

(b)    an Event of Default shall not be then continuing;

(c)    in Bank’s reasonable discretion, there has not been a Material Adverse Effect;

(d)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects);

(e)    Borrower has received at least Eleven Million Dollars ($11,000,000) of net cash proceeds after the Closing Date from the sale or issuance of its Series A Preferred Stock (second tranche);

(f)    Flagship Pioneering has confirmed in writing to Bank that it is satisfied with Borrower’s preclinical development efforts relative to Borrower’s plan.

4.	CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

4.2    Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.11 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) subject to Section 6.6, obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Borrower shall take such other actions as Bank reasonably requests to perfect its security interests granted under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3    Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.

5.4    Intellectual Property. Borrower is the sole owner of the Intellectual Property material to Borrower’s business, except for licenses permitted herein. To the best of Borrower’s knowledge, each of the material Copyrights, Trademarks and Patents is valid and enforceable, and no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6    Litigation. Except as set forth in the Schedule or otherwise disclosed in writing to Bank, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7    No Material Adverse Change in Financial Statements. All consolidated (and consolidating, if any) financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating, if any, financial condition as of the date thereof and Borrower’s consolidated and consolidating, if any, results of operations for the period then ended. Except as disclosed in writing to Bank, there has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8    Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9    Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11    Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12    Inbound Licenses. Except as disclosed on the Schedule or pursuant to Section 6.8, Borrower is not a party to, nor is bound by, any material license or other material agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.

5.13    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1    Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2    Financial Statements, Reports, Certificates.

(a)    Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating, if any, balance sheet, income statement, and statement of cash flows covering

Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year for each fiscal year after 2017, audited (or such other level as is required by the Investment Agreement) consolidated financial statements of Borrower prepared in accordance with GAAP (excluding recording stock compensation expense, subject to normal year-end adjustments and without all required footnotes), consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Borrower’s investors provide additional equity as needed or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) annual budget approved by Borrower’s Board of Directors as soon as available but not later than 45 days after the last day of the preceding fiscal year during the term hereof; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt (excluding any materials provided to such security holders, stockholders or holders of Subordinated Debt solely in their capacity as members of Borrower’s board of directors) and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower of $250,000 or more or a Material Adverse Effect; (vi) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems, (vii) periodic informal clinical updates on any material developments therein as Borrower may determine appropriate or at the reasonable request of Bank, and (viii) such other information as Bank may reasonably request. Any items that are required to be delivered under this Agreement which are made publicly available via filing with the Securities and Exchange Commission or on Borrower’s website shall be deemed delivered on the date made publicly available.

(b)    Within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c)    Within 90 days after the Closing Date, Borrower shall deliver the final Flagship License Agreement duly executed by the parties thereto.

(d)    As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(e)    Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. Borrower shall include a submission date on any certificates and reports to be delivered electronically.

6.3    Inventory and Equipment; Returns. Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrower gives prior written notice. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $250,000.

6.4    Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

6.5    Insurance. Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as lender’s loss payee. All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason, except in the event of cancellation for non-payment of premium; in this circumstance, the insurer must give at least 10 days’ notice to the Bank. Within 30 days of the Closing Date, Borrower shall cause to be furnished to Bank a copy of its policies including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6    Primary Depository. Subject to the provisions of Section 3.1(l), within 45 days of the Closing Date and at all times thereafter, Borrower shall maintain its primary depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s affiliates; provided that prior to maintaining any investment accounts with Bank’s affiliates, Borrower, Bank, and any such affiliate shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance satisfactory to Bank. Notwithstanding the above, Borrower may (i) maintain Cash and/or Investments in one or more accounts outside of Bank or Bank’s affiliates, subject to control agreements in favor of Bank, so long as the total aggregate amount of Cash maintained by Borrower in accounts with Bank or Bank’s affiliates equals or exceeds 200% of the Term Loan and (ii) permit Borrower’s MSC Subsidiary, if any, to maintain Cash in accounts outside of Bank and not subject to a control agreement in favor of any Person, so long as the total aggregate amount of Cash maintained by Borrower in accounts with Bank or Bank’s affiliates equals or exceeds 120% of the outstanding balance of the Term Loan.

6.7    Financial Covenants. None.

6.8    Inbound Licenses. Promptly after entering into or becoming bound by any material inbound license or material agreement, Borrower shall in the Compliance Certificate next due after entering into or becoming bound, provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.

6.9    Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause New Subsidiary to become either a co-Borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Bank a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and 65% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary which is not organized under the laws of the United States. This Section shall not apply to the MSC Subsidiary.

6.10    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower shall not do any of the following:

7.1    Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution not permitted by Section 6.6, in each case, other than Permitted Transfers.

7.2    Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days’ prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 15 days; suffer a change on its board of directors which results in the failure of at least one partner of Flagship Pioneering or its Affiliates to serve as a voting member, in such case without the prior written consent of Bank which may be withheld in Bank’s reasonable discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; provided that any Subsidiary may merge or consolidate into Borrower or may be dissolved or (b) the Obligations (other than inchoate indemnity obligations) are repaid in full concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity; provided, however, that Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of Borrower; provided however, Borrower may enter into any such agreement without Bank’s prior written consent so long as (i) no Event of Default exists when such agreement is entered into by Borrower, and (ii) Borrower notifies Bank upon entering into such an agreement (provided, the failure to give such notification shall not be deemed a material breach of this Agreement).

7.4    Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness prior to the scheduled maturity date or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5    Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property other than in connection with Permitted Liens.

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock in cash, except that Borrower may (i) repurchase the stock of former employees, officers, consultants or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $250,000 in any fiscal year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees, officers, consultants or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to Borrower regardless of whether an Event of Default exists, (iii) Borrower’s Subsidiaries may make dividends and distributions to Borrower; (iv) Borrower may convert convertible equity securities; and (v) Borrower may convert Subordinated Debt into equity securities of Borrower to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Bank.

7.7    Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or, subject to Section 6.6, maintain or invest any of its investment property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance reasonably satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8    Capitalized Expenditures. Make Capitalized Expenditures in excess of 175% of the amount approved by Borrower’s board of directors and set forth in the most recently approved operating plan delivered to Bank.

7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) the sale of Borrower’s equity securities (or Subordinated Debt) in bona fide transactions that do not result in a Change in Control, (iii) the Flagship License Agreement, and (iv) customary compensation agreements approved by Borrower’s board of directors.

7.10    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt, to the extent prohibited by the applicable subordination agreement, without Bank’s prior written consent.

7.11    Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of $500,000 with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Bank’s security interest and Borrower has used commercially reasonable efforts to (a) receive and deliver to Bank an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of Bank the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $500,000, and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank is able to take such actions as may be necessary to perfect its security interest or as to which Borrower uses commercially reasonable efforts to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral.

7.12    No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1    Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2    Covenant Default.

(a)    If Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), or 6.6 (primary accounts), or violates any of the covenants contained in Article 7 of this Agreement; or

(b)    If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15-day period or cannot after diligent attempts by Borrower be cured within such 15-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3    Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4    Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

8.5    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days;

8.6    Other Agreements. If (a) there is an uncured default or other uncured failure to perform in any agreement to which Borrower is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000, (ii) in connection with any lease of real property, or (iii) that would reasonably be expected to have a Material Adverse Effect or (b) any default or event of default (however designated) shall occur with respect to any Subordinated Debt which is not cured within any applicable cure period;

8.7    Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days; or

8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)    Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(g)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(h)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(i)    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(j)    Bank may credit bid and purchase at any public sale;

(k)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(l)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; and/or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6    No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8    Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile or electronic mail to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	OMEGA THERAPEUTICS, INC. 55 Cambridge Parkway, Suite 800E Cambridge, MA 02142 Attn: President

with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: [XXX] Facsimile: (415) 395-8095 Email: [XXX]@lw.com

If to Bank:	Pacific Western Bank 406 Blackwell Street, Suite 240 Durham, North Carolina 27701 Attn: Loan Operations Manager FAX: (919) 314-3080 E-Mail: loannotices@square1bank.com

with a copy to:	Pacific Western Bank 131 Oliver Street, Suite 250 Boston, MA 02110 Attn: [XXX] Email: [XXX]@square1bank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL AND WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12.	GENERAL PROVISIONS.

12.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole but reasonable discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Bank shall not assign its interest herein or the Loan Documents to any Person who is (i) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (ii) a vulture or distressed debt fund.

12.2    Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5    Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8    Confidentiality. In handling any confidential information, Bank and Borrower and all employees and agents of such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) in the case of Bank, to the subsidiaries or Affiliates of Bank or Borrower in connection with their present or prospective business relations with Borrower, (ii) in the case of Bank, to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) in the case of Bank, as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (b) is disclosed to the receiving party by a third party, provided such receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

OMEGA THERAPEUTICS, INC.

By	/s/ David Berry
Name:	David Berry
Title:	President

PACIFIC WESTERN BANK

By:	/s/ Scott Hansen
Name:	Scott Hansen
Title:	Senior Vice President

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefore, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors. If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated by in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina or Massachusetts are authorized or required to close.

“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to inventory, and capitalized cash expenditures for software development.

“Cash” means cash and cash equivalents.

“Change in Control” shall mean a transaction other than an initial public offering or a bona fide equity financing or series of financings on terms reasonably acceptable to Bank in which any

“person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections §25-9-406 and §25-9-408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit E attached hereto, executed by a Responsible Officer of the Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Line” means a Credit Extension of up to $100,000, to be used exclusively for the provision of Credit Card Services.

“Credit Card Maturity Date” means March 8, 2019.

“Credit Extension” means the Term Loan and any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Flagship License Agreement” means that certain License Agreement, expected to be effective after the Closing Date, by and between Borrower and certain investors that will be party thereto, as amended.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to any Copyrights, Trademarks and Patents.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Agreement” means, collectively, Borrower’s stock purchase and other agreement(s) pursuant to which Borrower most recently issued its preferred stock.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Maturity Date” means March 9, 2022.

“MSC Subsidiary” means a Subsidiary of Borrower classified as a security corporation by the Massachusetts Department of Revenue.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise. Notwithstanding the foregoing, “Obligations” shall not include any warrant or equity-related investments.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)    Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)    Indebtedness not to exceed $250,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d)    Subordinated Debt;

(e)    Indebtedness to trade creditors incurred in the ordinary course of business;

(f)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)    on or before the date 45 days following the Closing Date, Indebtedness of Borrower with respect to corporate credit cards with financial institutions other than Bank in an aggregate amount outstanding not to exceed $10,000 at any time;

(h)    letters of credit in the ordinary course of business in connection with the leasing of real property;

(i)    additional unsecured Indebtedness not to exceed $250,000 in the aggregate at any time; and

(j)    Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)    Investments existing on the Closing Date disclosed in the Schedule;

(b)    (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts; (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement; and (vi) Investments consistent with any investment policy adopted by the Borrower’s board of directors;

(c)    Investments accepted in connection with Permitted Transfers;

(d)    Investments in the MSC Subsidiary, to the extent permitted under Section 6.6;

(e)    Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year;

(f)    Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(i)    Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year;

(j)    Permitted Licenses; and

(k)    Investments permitted under Section 7.3.

“Permitted Licenses” are (A) licenses of over-the-counter software that are commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business and (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), (i) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (ii) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a deposit account at Bank, (D) the Flagship License Agreement and sublicenses permitted under the Flagship License Agreement, and (E) licenses disclosed to Bank on the Closing Date.

“Permitted Liens” means the following:

(a)    Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c)    Liens not to exceed $250,000 in the aggregate at any time (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)    statutory Liens securing claims or demands of materialmen, mechanics, carriers, repairmen, or other like Liens imposed without the action of such parties arising in the ordinary course of business;

(e)    Liens to secure payment for workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(f)    Permitted Licenses;

(g)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (f) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(h)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.8 (judgments); and

(i)    Liens securing Subordinated Debt.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)    Inventory in the ordinary course of business;

(b)    licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and Permitted Licenses;

(c)    worn-out, surplus or obsolete Equipment;

(d)    grants of security interests and other Liens that constitute Permitted Liens; and

(e)    transfers that constitute Permitted Investments;

(f)    Cash in the ordinary course of business unless otherwise prohibited by the terms of this Agreement; and

(g)    other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretaries of the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term Loan” is the term loan made under Section 2.1(b), consisting of Tranche I and Tranche II.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Tranche I” means Three Million Five Hundred Thousand Dollars ($3,500,000) of the Term Loan.

“Tranche II” means Four Million Five Hundred Thousand Dollars ($4,500,000) of the Term Loan.

DEBTOR                       OMEGA THERAPEUTICS, INC.

SECURED PARTY:     PACIFIC WESTERN BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (excluding patents, trademarks, copyrights, goodwill, payment intangibles, domain names, software and other Intellectual Property), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code- Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include (i) property nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Uniform Commercial Code), (ii) property the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) more than 65% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any Subsidiary which is not organized under the laws of the United States, (iv) property (including any attachments, accessions or replacements) that is subject to an Equipment lien, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such lien or would otherwise constitute a default thereunder and (v) any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software) that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of March 9, 2018, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE / PAYDOWN REQUEST FORM

[Please refer to New Borrower Kit]

EXHIBIT D

COMPLIANCE CERTIFICATE

[Please refer to New Borrower Kit]

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A) – The following letters of credit:

Issuing Bank	Beneficiary	Relationship to Company	Amount
Silicon Valley Bank	Surface Oncology	Landlord	$85,188.00
Silicon Valley Bank	BMR-325 Vassar Street LLC	Landlord	$339,570.00

Permitted Investments (Exhibit A) – None.

Permitted Liens (Exhibit A) – None.

Prior Names (Section 5.5) – VL42, Inc.

Litigation (Section 5.6) – None.

Inbound Licenses (Section 5.12) – Flagship License Agreement

CORPORATE RESOLUTION

The undersigned duly elected and qualified Secretary of OMEGA THERAPEUTICS, Inc. (the “Company”), solely in his or her capacity as an officer of the company, and not in his or her individual capacity, does hereby certify that the following is a true and correct copy of certain resolutions adopted by the Company’s Board of Directors in accordance with applicable law and the Company’s bylaws, and that such resolutions are now unmodified and in full force and effect:

BE IT RESOLVED, that:

1)

Any one (1) of the following, duly elected officers of the Company (each, an “Authorized Officer”) whose genuine original signature appears next to his or her name is authorized to act for, on behalf of, and in the name of the Company in connection with the resolutions below:

Title	Name	Authorized Signature

2)	Any Authorized Officer may:

a)

Borrow money from time to time from Pacific Western Bank (the “Bank”), and may negotiate and procure loans, letters of credit, foreign exchange contracts and other financial accommodations from Bank, including without limitation, that certain Loan and Security Agreement dated as of March 9, 2018, and also to execute and deliver to Bank one or more renewals, extensions, or modifications thereof;

b)

Give security for any liabilities of the Company to Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Company;

c)

Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Company, whether or not registered in the name of the Company;

d)	Discount with the Bank, commercial or other business paper belonging to the Company made or drawn by or upon third parties, without limit as to amount;

e)	Authorize and direct the Bank to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign;

f)	Issue a warrant or warrants to purchase the Company’s capital stock;

g)

Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Company’s property and assets;

3)

The Authorized Officers may designate additional or alternate individuals as being authorized to request loan advances, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as he or she may in his or her discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

4)

Any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, and the authority conferred herein may be exercised singly by any such officer, and these resolutions shall continue in full force and effect until written notice of modification or revocation is received and accepted by Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions). Bank may rely upon any form of notice, which it in good faith believes to be genuine or what it purports to be.

5)

The Resolutions are in full force and effect as of the date of this Certificate and are intended to replace, as of this date, any Resolutions previously given by the Company to Bank in connection with the matters described herein; these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, revoked or modified; neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Company or of any agreement, indenture or other instrument to which the Company is a party or by which it is bound; and to the extent the articles of incorporation or bylaws of the Company or any agreement, indenture or other instrument to which the Company is a party or by which it is bound require the vote or consent of shareholders of the Company to authorize any act, matter or thing described in the foregoing Resolutions, such vote or consent has been obtained.

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Company to be affixed on March 9, 2018.

Secretary*

*	If the certifying officer is designated as the only signer in these resolutions then another corporate officer must also sign.

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

PACIFIC WESTERN BANK AUTOMATIC DEBIT AUTHORIZATION Member FDIC

To: PACIFIC WESTERN BANK Re: Loan # You are hereby authorized and instructed to charge account No. in the name of OMEGA THERAPEUTICS, INC.

for facility fees, principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

                     Debit the Facility Fee as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

                     Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

                     Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

                     Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date March 9, 2018

INSURANCE CHECKLIST

In connection with the closing of your credit facility with Pacific Western Bank (the “Bank”), the following conditions related to insurance must be satisfied:

1.

Insurance Company Requirements. All insurance required pursuant to the loan documents shall be issued by insurance companies in good standing with a current rating of A- or better by A.M. Best Company and a Financial Size Category of VIII or higher.

2.	Property Insurance.

a.	Pre-Closing: The Borrower must provide an Acord Form 28 showing evidence of property insurance, naming Pacific Western Bank as a certificate holder.

b.	Post-Closing: Within thirty days following closing, Borrower must provide Bank with a Lender’s Loss Payable endorsement showing Pacific Western Bank as a lender’s loss payee.

3.	Liability Insurance.

a.	Pre-Closing: The Borrower must provide an Acord Form 25 showing Pacific Western Bank as a certificate holder.

b.	Post-Closing: Within thirty days following closing, Borrower must provide Bank with an endorsement to Borrower’s liability insurance policy showing Pacific Western Bank as an additional insured.

4.	Name and Address. The Bank name and address format on all insurance related documentation should be as follows:

Pacific Western Bank, its successors and assigns,

406 Blackwell Street, Suite 240, Durham, NC 27701

Attn: Loan Operations Department

Please email copies of any documentation related to insurance to insurance@square1bank.com, and if you have any questions related to the insurance requirements associated with the closing of your credit facility please contact Lisa Stansell at [XXX] or via email at [XXX]@square1bank.com.

FIRST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of September 30, 2019, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and OMEGA THERAPEUTICS, INC. (“Borrower”),

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 9, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Amendments.

a)	Section 2.1(b)(i) of the Agreement is hereby amended and restated to read as follows:

(i)    As of the First Amendment Date, Bank has made Term Loans in aggregate original principal amount of $8,000,000 pursuant to Tranche I and Tranche II. Subject to and upon the terms and conditions of this Agreement, on the First Amendment Date, Borrower shall request, and Bank shall make, an additional Term Loan pursuant to a new Tranche III to Borrower, in an aggregate principal amount of Twelve Million Dollars ($12,000,000) (“Tranche III”). The proceeds of the Term Loan pursuant to Tranche III shall be applied first to the repayment in full of all outstanding principal and accrued interest pursuant to the then outstanding Term Loans, and the balance shall be disbursed to Borrower and used for general working capital purposes, and for capital expenditures.

b)	Section 2.1(b)(ii) of the Agreement is hereby amended and restated to read as follows:

(ii)    Interest shall accrue from the date a Term Loan is made at the rate specified in Section 2.2(a), and prior to the Amortization Date shall be payable monthly in arrears beginning on the ninth (9th) calendar day of the month in which the Term Loan is made, and continuing on the same calendar day of each month thereafter. Any Term Loan that is outstanding on the Amortization Date shall be payable in 27 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the Amortization Date and continuing on the same calendar day of each month thereafter through the Maturity Date, at which time all amounts due in connection with the Term Loan and any other amounts due under this Agreement shall be immediately due and payable, provided that if the Amortization Date is extended pursuant to the definition of “Amortization Date” set forth herein, such Term Loan shall be payable in 30 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the Amortization Date and continuing on the same calendar day of each month thereafter through the Maturity Date as extended pursuant to the definition of “Maturity Date” set forth herein. Borrower may prepay all or any portion of the Term Loans, provided that Borrower may not reborrow any amount, once repaid, provided, that in connection with any prepayment prior to the Maturity Date, including without limitation a payment upon acceleration of the maturity date prior to the Maturity Date upon the occurrence of an Event of Default that continues, Borrower shall pay, in addition to the applicable portion of the outstanding principal and accrued interest on the Term Loans being repaid, the applicable portion of the Prepayment Fee.

c)	Section 2.2(a) of the Agreement is hereby amended and restated to read as follows:

(a)    Interest Rate. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a floating annual rate equal to the greater of (i) 0.75% above the Prime Rate then in effect and (ii) 6.00%.

d)	Section 2.4(a) of the Agreement is hereby amended and restated to read as follows:

(a)    Facility Fee. On or before the First Amendment Date, a fee equal to $15,000, which shall be fully earned and nonrefundable.

e)	A new Section 2.4(c) is hereby added to the Agreement to read as follows:

(c)    Prepayment Fee. The Prepayment Fee as and when due pursuant to Section 2.1(b)(ii).

f)	Section 3.2 of the Agreement is hereby amended by amending and restating the title and first clause thereof to read as follows:

3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make any Credit Extensions after the Closing Date to Borrower is contingent upon Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions:

g)	Clauses (e) and (f) of Section 3.2 of the Agreement are each hereby amended by inserting at the beginning of such clause the following: “with respect to Tranche II,”.

h)	New clauses (g) and (h) are hereby added to Section 3.2 of the Agreement in appropriate alphabetical order, to read as follows:

(g)    [Reserved].

(h)    with respect to Tranche III, Borrower has received a letter of support from Flagship, in form and substance reasonably satisfactory to Bank, confirming Flagship’s intent to fund Borrower as needed (a “Flagship Letter of Support”).

i)	Section 6.2(a)(ii) is hereby amended and restated to read as follows:

(ii)    as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year for each fiscal year after 2018, audited (or such other level as is required by the Investment Agreement) consolidated financial statements of Borrower prepared in accordance with GAAP (excluding recording stock compensation expense, subject to normal year-end adjustments and without all required footnotes), consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Borrower’s investors provide additional equity as needed or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, provided that Borrower may deliver the audited financial statements for fiscal year 2018 no later than June 30, 2020;

j)	Section 6.2(f) is hereby added to the Agreement to read as follows:

(f)    If at any time after the First Amendment Date but prior to the date Bank has received evidence reasonably satisfactory to Bank that Borrower has satisfied the Cash Proceeds Milestone, the aggregate cash balance maintained by Borrower at Bank is less than Three Million Dollars ($3,000,000), then Borrower shall cause Flagship to provide an updated Flagship Letter of Support upon any occurrence thereof concurrently with the delivery of such month’s Compliance Certificate.

k)	Exhibit A to the Agreement is hereby amended by amending or restating, or adding, in appropriate alphabetical order, as applicable, the following defined terms to read as follows:

“Amortization Date” means January 9, 2020, provided that if Borrower shall have provided evidence satisfactory to Bank that (i) Borrower has satisfied the Cash Proceeds Milestone, and (ii) Flagship has confirmed in writing to Bank that it is satisfied with Borrower’s preclinical development efforts relative to Borrower’s plan and remains supportive of Borrower, the Amortization Date shall be extended to January 9, 2021.

“Cash Proceeds Milestone” means Borrower has received after the First Amendment Date gross cash proceeds in an amount not less than $35,000,000 from the issuance of a new series of preferred stock on terms reasonably satisfactory to Bank, or as non-refundable strategic collaboration cash payments (including upfront or other milestone payments, but excluding cost-sharing payments) prior to January 8, 2020.

“Credit Card Maturity Date” means September 28, 2020.

“First Amendment Date” means September 30, 2019.

“Maturity Date” means March 9, 2022, provided that if Borrower shall have provided evidence reasonably satisfactory to Bank that (i) Borrower has satisfied the Cash Proceeds Milestone, and (ii) Flagship has confirmed in writing to Bank that it is satisfied with Borrower’s preclinical development efforts relative to Borrower’s plan and remains supportive of Borrower, the Maturity Date shall be extended to June 9, 2023.

“Prepayment Fee” means, with respect to any prepayment of the Term Loan, an amount equal to:

(a)    if the prepayment occurs no later than the one year anniversary of the First Amendment Date, an amount equal to the principal amount of the Term Loan being prepaid multiplied by 1.50%;

(b)    if the prepayment occurs after the one year anniversary of the First Amendment Date, but no later than the two year anniversary of the First Amendment Date, an amount equal to the principal amount of the Term Loan being prepaid multiplied by 0.50%;

(c)    if the prepayment occurs after the two year anniversary of the First Amendment Date, the Prepayment Fee shall be zero.

“Tranche III” has the meaning assigned to such term in Section 2.1(b)(i).

l)	Exhibit D to the Agreement is hereby amended and restated as set forth in Exhibit D attached hereto.

2)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects, Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement and the security interest as granted as of the Closing Date continues without novation.

3)

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (provided, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects). This Amendment constitutes a legal, valid and binding obligation enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. No Event of Default or failure of condition has occurred or exists, or would exist with notice or lapse of time or both under the Agreement or any other Loan Document. A true and correct copy of the certificate of incorporation and bylaws, as in effect as of the First Amendment Date have been delivered to Bank.

4)

This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

5)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6)	The terms of Section 11 of the Agreement are incorporated by reference herein, mutatis mutandis.

7)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower and Bank;

b)	an Amended and Restated Warrant, duly executed by Borrower;

c)	an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment and issuance of the Warrant;

d)

payment of the fee of $15,000 due on the First Amendment Date in accordance with Section 2.4(a) of the Agreement, as amended, and all Bank Expenses, including Bank’s expenses for the documentation of this amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s deposit account maintained with Bank;

e)	a duly completed Loan Advance/Paydown Request Form with respect to the Term Loan to be made on the First Amendment Date;

f)	the Flagship Letter of Support in accordance with Section 3.2 of the Agreement, as amended; and

g)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

OMEGA THERAPEUTICS, INC.		PACIFIC WESTERN BANK

By:	/s/ Mahesh Karande	By:	/s/ Scott Hansen
Name:	Mahesh Karande	Name:	Scott Hansen
Title:	President & CEO	Title:	Managing Director

EXHIBIT D

COMPLIANCE CERTIFICATE

[See attached.]

Compliance Certificate

Borrower:	Omega Therapeutics, Inc.

The undersigned officer of _______________________________ hereby certifies that in accordance with the terms and conditions of the LSA, (i) Borrower is in complete compliance for the period ending _______________, with all covenants except as noted below; and (ii) all representations and warranties of Borrower stated in the LSA are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next, except as explained an accompanying letter or footnotes.

Reporting Covenants

Please indicate compliance status by circling YES or NO under the COMPLIES column.

COVENANTS	REQUIRED	COMPLIES
Monthly Financial Statements (P&L, BS, CF)*	Monthly, within 30 days	YES	NO
*Preferred format: monthly trended in excel
Compliance Certificate	Monthly, within 30 days	YES	NO
Letter of Support Stating Intent to Fund Borrower	Monthly, within 30 days if Cash is below $3MM	YES	NO	N/A
Informal Clinical Updates on Material Developments	As Company may determine or at Bank’s request	YES	NO	N/A
Collateral Audit	Up to once per year	YES	NO	N/A
Annual Audited Financials (2018 audit due 6/30/2020)	FYE within 180 days (beginning with FY2019)	YES	NO	N/A
Annual Board Approved Financial Projections	FYE within 45 days	YES	NO	N/A
Notice of New Material Inbound License or Agreements	(as applicable)	YES	NO	N/A
10K and 10Q	(as applicable)	YES	NO	N/A

Banking Relationship

Please indicate Banking Relationship below and circle YES or NO under the COMPLIES column.

COMPLIES
Total Amount of Borrower’s Cash and Investments at Bank and its Affiliates

Cash & Investments at MSC Subsidiary*
Other Cash & Investments outside PWB and MSC*	YES	NO	N/A

Total amount of Borrower’s Cash and Investments

*Borrower shall maintain its primary depository, operating, and investment accounts with Bank.

*Borrower’s MSC Subsidiary permitted to maintain Cash outside Bank so long as the total aggregate amount of Cash at PWB equals or exceeds 120% the aggregate outstanding prinicpal balance of the Term Loan.

*Borrower permitted to maintain Cash and/or investments outside of Bank (subject to an Account Control Agreement) so long as the total aggregate amount of Cash at PWB equals or exceeds 200% of the aggregate amount of Bank’s commitment with respect to the Term Loan as of the closing date.

Comments

By signing below, the officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the LSA, including, without limitation, the financial covenants, and such non-compliance results in an Event of Default and such Event of Default is continuing, then Bank shall have no obligation to make any credit extensions.

		Please Send All Required Reporting to:
X		address	Pacific Western Bank
authorized signature	date		ATTN: Portfolio Analysis
			406 Blackwell Street., Suite 240
			Durham, NC 27701
name		website	pacwest.com
		phone	919.314.3040
title		fax	919.314.3090
Thank you for signing with a “wet ink” signature!		email	lsnereports@pacwest.com

revised: 4.2.19	Pacific Western Bank Confidential	Page 1 | 9/3/2019

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of January 22, 2020, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and OMEGA THERAPEUTICS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 9, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Section 2.1(b)(ii) of the Agreement is hereby amended and restated to read as follows:

(ii)    Interest shall accrue from the date a Term Loan is made at the rate specified in Section 2.2(a), and prior to the Amortization Date shall be payable monthly in arrears beginning on the ninth (9th) calendar day of the month in which the Term Loan is made, and continuing on the same calendar day of each month thereafter. Any Term Loan that is outstanding on the Amortization Date shall be payable in 26 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the Amortization Date and continuing on the same calendar day of each month thereafter through the Maturity Date, at which time all amounts due in connection with the Term Loan and any other amounts due under this Agreement shall be immediately due and payable, provided that if the Amortization Date is extended pursuant to the definition of “Amortization Date” set forth herein, such Term Loan shall be payable in 30 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the Amortization Date and continuing on the same calendar day of each month thereafter through the Maturity Date as extended pursuant to the definition of “Maturity Date” set forth herein. Borrower may prepay all or any portion of the Term Loans, provided that Borrower may not reborrow any amount, once repaid, provided, that in connection with any prepayment prior to the Maturity Date, including without limitation a payment upon acceleration of the maturity date prior to the Maturity Date upon the occurrence of an Event of Default that continues, Borrower shall pay, in addition to the applicable portion of the outstanding principal and accrued interest on the Term Loans being repaid, the applicable portion of the Prepayment Fee.

2)	The following defined terms in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Amortization Date” means February 9, 2020, provided that if Borrower shall have provided evidence satisfactory to Bank that (i) Borrower has satisfied the Cash Proceeds Milestone, and (ii) Flagship has confirmed in writing to Bank that it is satisfied with Borrower’s preclinical development efforts relative to Borrower’s plan and remains supportive of Borrower, the Amortization Date shall be extended to January 9, 2021.

“Cash Proceeds Milestone” means Borrower has received after the First Amendment Date gross cash proceeds in an amount not less than $35,000,000 from the issuance of a new series of preferred stock on terms reasonably satisfactory to Bank, or as non-refundable strategic collaboration cash payments (including upfront or other milestone payments, but excluding cost-sharing payments) prior to February 8, 2020.

Omega Therapeutics, Inc. – 2nd Amendment to LSA - Execution

3)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

4)

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (provided, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects).

5)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower;

b)	payment of a $500 facility fee, which may be debited from any of Borrower’s accounts;

c)

payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual search or filing fees, which may be debited from any of Borrower’s accounts; and

d)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

Omega Therapeutics, Inc. – 2nd Amendment to LSA - Execution

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

OMEGA THERAPEUTICS, INC.		PACIFIC WESTERN BANK

By:	/s/ Mahesh Karande	By:	/s/ Katherine A. Meeks
Name:	Mahesh Karande	Name:	Katherine A. Meeks
Title:	President & CEO	Title:	Vice President – Venture Banking

[Signature Page to Second Amendment to Loan and Security Agreement]

Omega Therapeutics, Inc. – 2nd Amendment to LSA - Execution

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of December 30, 2020, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and OMEGA THERAPEUTICS, INC. (“Borrower”),

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 9, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Amendments.

a)	Section 2.1(b)(ii) of the Agreement is hereby amended and restated to read as follows:

(ii)     Interest shall accrue from the date a Term Loan is made at the rate specified in Section 2.2(a), and prior to the Amortization Date shall be payable monthly in arrears beginning on the first calendar day of the month in which the Term Loan is made, and continuing on the same calendar day of each month thereafter. Any Term Loan that is outstanding on the Amortization Date shall be payable in 24 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the Amortization Date and continuing on the first calendar day of each month thereafter through the Maturity Date, at which time all amounts due in connection with the Term Loan and any other amounts due under this Agreement shall be immediately due and payable. Borrower may prepay all or any portion of the Term Loans, provided that Borrower may not reborrow any amount, once repaid, provided, that in connection with any prepayment prior to the Maturity Date, including without limitation a payment upon acceleration of the maturity date prior to the Maturity Date upon the occurrence of an Event of Default that continues, Borrower shall pay, in addition to the applicable portion of the outstanding principal and accrued interest on the Term Loans being repaid, the applicable portion of the Prepayment Fee.

b)	Section 2.4(a) of the Agreement is hereby amended and restated to read as follows:

(a)     Facility Fee. On or before the Third Amendment Date, a fee equal to $15,000, which shall be fully earned and nonrefundable.

c)	A new Section 2.4(d) is added to the Agreement to read as follows:

(d)     Success Fee. Upon a Success Fee Event, Borrower shall pay to Bank a fee of $200,000 (the “Success Fee”). This Section 2.4(d) shall survive any termination of this Agreement until the earliest to occur of (a) 10 years from the Third Amendment Date and (b) the payment of the Success Fee. If this Agreement is terminated prior to payment of the Success Fee, Borrower shall give Bank written notice of the first Success Fee Event to occur thereafter, and pay the Success Fee upon the closing of such Success Fee Event.

d)	Section 3.2 (h) of the Agreement is amended to read as follows:

(h)     [Reserved].

e)	Section 6.2(f) of the Agreement is amended to read as follows:

(f)     [Reserved].

f)	Section 6.6 of the Agreement is amended to read as follows:

Section 6.6     Primary Depository. Borrower shall maintain its primary depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s Affiliates; provided that prior to maintaining any investment accounts with Bank’s Affiliates, Borrower, Bank, and any such Affiliate shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance satisfactory to Bank. Notwithstanding the foregoing, Borrower may permit Borrower’s MSC Subsidiary, if any, to maintain Cash in accounts outside of Bank and not subject to a control agreement in favor of any Person, so long as the total aggregate amount of Cash maintained by Borrower in accounts with Bank equals or exceeds 105% of the outstanding principal and accrued interest of the Term Loan.

g)	Borrower’s address for purposes of Section 10 of the Agreement is amended to read as follows:

If to Borrower:                 OMEGA THERAPEUTICS, INC.

20 Acorn Park Drive, Suite 400

Cambridge, MA 02140

Attn: President

Email: [XXX]@omegatherapeutics.com

h)	Exhibit A to the Agreement is hereby amended by amending or restating, or adding, in appropriate alphabetical order, as applicable, the following defined terms to read as follows:

“Amortization Date” means June 30, 2021, provided that if Borrower shall have provided evidence satisfactory to Bank that Borrower has satisfied the Cash Proceeds Milestone, the Amortization Date shall be extended to December 31, 2021.

“Credit Card Line” means a Credit Extension of up to $250,000, to be used exclusively for the provision of Credit Card Services.

“Credit Card Maturity Date” means June 30, 2023, provided that upon Borrower’s satisfaction of the Cash Proceeds Milestone, the Credit Card Maturity Date shall be extended to December 31, 2023.

“Cash Proceeds Milestone” means Borrower has received after the Third Amendment Date gross cash proceeds in an amount not less than $50,000,000 from the issuance of new preferred stock on terms reasonably satisfactory to Bank, Subordinated Debt, convertible notes, or as non-refundable strategic collaboration cash payments (including upfront or other milestone payments, but excluding cost-sharing payments) prior to June 30, 2021.

“Maturity Date” means June 30, 2023, provided that upon Borrower’s satisfaction of the Cash Proceeds Milestone, the Maturity Date shall be extended to December 31, 2023.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise. Notwithstanding the foregoing, “Obligations” shall not include any warrant or any other equity-related investments and the Success Fee after the termination of this Agreement.

“Prepayment Fee” means, with respect to any prepayment of the Term Loan, an amount equal to:

(a)     if the prepayment occurs on or before December 31, 2021, an amount equal to the principal amount of the Term Loan being prepaid multiplied by 1.50%;

(b)     if the prepayment occurs after December 31, 2021, but on or before December 31, 2022, an amount equal to the principal amount of the Term Loan being prepaid multiplied by 0.50%;

(c)     if the prepayment occurs after December 31, 2022, the Prepayment Fee shall be zero.

“Success Fee Event” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of Borrower and its Subsidiaries taken as a whole, (b) any reorganization, consolidation, merger or sale of the voting securities of Borrower or any other transaction where the holders of a Borrower’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) the sale or issuance of Borrower’s or its Affiliate’s equity securities in connection with an initial public offering, an alternative public offering, a reverse merger, or any similar transaction in which Borrower or its Affiliate receives cash proceeds from such sale or issuance and Borrower’s or its Affiliate’s equity securities may thereafter be traded in a public market.

“Third Amendment Date” means December 30, 2020.

2)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects, Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement and the security interest as granted as of the Closing Date continues without novation.

3)

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (provided, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects). This Amendment constitutes a legal, valid and binding obligation enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. No Event of Default or failure of condition has occurred or exists, or would exist with notice or lapse of time or both under the Agreement or any other Loan Document. A true and correct copy of the certificate of incorporation and bylaws, as in effect as of the Third Amendment Date have been delivered to Bank.

4)

This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

5)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6)	The terms of Section 11 of the Agreement are incorporated by reference herein, mutatis mutandis.

7)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower and Bank;

b)	an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

c)

payment of the fee of $15,000 due on the Third Amendment Date in accordance with Section 2.4(a) of the Agreement, as amended, and all Bank Expenses, including Bank’s expenses for the documentation of this amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s deposit account maintained with Bank; and

d)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

OMEGA THERAPEUTICS, INC.		PACIFIC WESTERN BANK

By:	/s/ Mahesh Karande	By:	/s/ Katherine Meeks
Name:	Mahesh Karande	Name:	Katherine Meeks
Title:	President & CEO	Title:	Vice President

CORPORATE RESOLUTION

The undersigned duly elected and qualified Secretary of OMEGA THERAPEUTICS, Inc. (the “Company”), solely in his or her capacity as an officer of the company, and not in his or her individual capacity, does hereby certify that the following is a true and correct copy of certain resolutions adopted by the Company’s Board of Directors in accordance with applicable law and the Company’s bylaws, and that such resolutions arc now unmodified and in full force and effect:

BE IT RESOLVED, that:

1)

Any one (1) of the following, duly elected officers of the Company (each, an “Authorized Officer”) whose genuine original signature appears next to his or her name is authorized to act for, on behalf of, and in the name of the Company in connection with the resolutions below:

Title	Name	Authorized Signature
Mahesh Karande	President & CEO	/s/ Mahesh Karande

2)	Any Authorized Officer may:

a)

Borrow money from time to time from Pacific Western Bank (the “Bank”), and may negotiate and procure loans, letters of credit, foreign exchange contracts and other financial accommodations from Bank, including without limitation, pursuant to that certain Loan and Security Agreement dated as of March 9, 2018, as amended by that certain Third Amendment to Loan and Security Agreement, dated as of December 30, 2020, and also to execute and deliver to Bank one or more renewals, extensions, or modifications thereof;

b)

Give security for any liabilities of the Company to Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Company;

c)

Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Company, whether or not registered in the name of the Company;

d)	Discount with the Bank, commercial or other business paper belonging to the Company made or drawn by or upon third parties, without limit as to amount;

e)	Authorize and direct the Bank to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign;

f)

Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Company’s property and assets;

3)

The Authorized Officers may designate additional or alternate individuals as being authorized to request loan advances, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as he or she may in his or her discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

4)

Any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, and the authority conferred herein may be exercised singly by any such officer, and these resolutions shall continue in full force and effect until written notice of modification or revocation is received and accepted by Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions). Bank may rely upon any form of notice, which it in good faith believes to be genuine or what it purports to be.

5)

The Resolutions are in full force and effect as of the date of this Certificate and are intended to replace, as of this date, any Resolutions previously given by the Company to Bank in connection with the matters described herein; these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, revoked or modified; neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Company or of any agreement, indenture or other instrument to which the Company is a party or by which it is bound; and to the extent the articles of incorporation or bylaws of the Company or any agreement, indenture or other instrument to which the Company is a party or by which it is bound require the vote or consent of shareholders of the Company to authorize any act, matter or thing described in the foregoing Resolutions, such vote or consent has been obtained.

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Company to be affixed on December 30, 2020.

/s/ Barbara Chan
Secretary*

*	If the certifying officer is designated as the only signer in these resolutions then another corporate officer must also sign.